Exhibit 99.2


FOR IMMEDIATE RELEASE                             Contact: Thomas M. Mishoe, Jr.
June 8, 2001                                                      (804) 228-5600


                        Open Plan Systems, Inc. Delisted
                          from The Nasdaq Stock Market

         RICHMOND, VIRGINIA (June 8, 2001) - Open Plan Systems, Inc., the largest independent remanufacturer of work stations in the United States, announced today that The Nasdaq Stock Market has delisted its common stock from The Nasdaq Stock Market, effective as of the open of business on June 8, 2001. The written decision by The Nasdaq Stock Market follows a hearing before Nasdaq's Listing Qualifications Panel on May 25, 2001.

         As the Company previously reported, The Nasdaq Stock Market commenced the delisting process in April based on the Company's failure to file timely one of its periodic reports, its Annual Report on Form 10-K for the year ended December 31, 2000. The delay in the filing of the Form 10-K was due to unanticipated turnover in financial personnel, including the departure of the Company's Chief Financial Officer in December 2000, and unresolved issues regarding inventory balances and certain other items. The delay in filing the Form 10-K has also delayed the filing of the Company's Quarterly Report on Form 10-Q for the first quarter of 2001. The Company filed its Form 10-K on May 23, 2001, but it has not filed the Form 10-Q.

         Because the Company has not filed its Form 10-Q, the Company's common stock is not eligible for immediate trading on the OTC Bulletin Board or in the Pink Sheets. Once it files the Form 10-Q and its financial reporting obligations are current, the Company expects that the common stock would be eligible for trading on the OTC Bulletin Board or in the Pink Sheets. The Company expects to file its Form 10-Q as soon as practicable.

         The Company cautions readers that statements contained herein regarding the eligibility of the common stock for trading on the OTC Bulletin Board or in the Pink Sheets, and the filing of the Form 10-Q, are forward-looking statements based upon management's current knowledge and assumptions about future events. Actual events, results or performance may be materially different from any events, results or performance expressed or implied by such forward-looking statements.

         Open Plan Systems, Inc. remanufactures and markets modular office work stations through a network of Company-owned sales offices and selected dealers. Work stations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit.